Exhibit 15.2

Christopher D. Williams

direct dial: 214.745.5212

cwilliams@winstead.com

December 21, 2017

Mr. Dietrich A. King

Assistant Director

Office of Financial Services

Mail Stop 4720

Division of Corporation Finance

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Institute for Wealth Holdings, Inc.
Draft Offering Statement on Form 1-A
Submitted November 9, 2017
CIK No. 0001715495

Dear Mr. King:

This letter sets forth the responses of our client, Institute for Wealth Holdings, Inc., a Delaware corporation (“IWH”), to the comments of the staff of the Division of Corporation Finance (the “Staff”) of the Securities and Exchange Commission (the “Commission”) received on December 6, 2017 (the “Comment Letter”), with respect to the above referenced filing.

For the convenience of the Staff, we have set forth below the text of each of the Staff’s comments included in the Comment Letter followed by our response.

General

1.	We note Series D Convertible Preferred Stock is convertible at any time into shares of the Company’s common stock at the option of the stockholder. Given such conversion could occur within one year, it appears that an offering of both the overlying and underlying securities may be taking place at the time of qualification of this offering statement. Please revise to include the underlying shares of common stock as part of the offering statement or, if you disagree, please tell us why you believe this is unnecessary. Please refer to Securities Act Sections Compliance and Disclosure Interpretation Question 103.04 for additional guidance. In addition, please include separate disclosures for each security throughout the offering statement, particularly in the “Securities Being Offered” section.

Response:

Mr. Dietrich A. King

December 21, 2017

The Offering Circular, Form Subscription Agreement and Legal Opinion regarding the legality of securities have been revised to reflect the convertible nature of the securities in this Offering.

2.	You appear to meet the definition of an investment adviser under §202(a)(11) of the Investment Advisers Act of 1940. Please revise your disclosure to address the relevant regulatory implications and include appropriate risk factors. Alternately, provide us with your analysis of why you are not an investment adviser.

Response:

The definition of “investment adviser” under §202(a)(11) of the Investment Advisers Act of 1940, as amended, does not apply to the Issuer, Institute for Wealth Holdings Inc. IWH does not engage in the business of advising others as to the value of securities or the advisability of investing in securities for compensation. IWH only operates as a holding company for its four subsidiaries.

Three of IWH’s subsidiaries are investment advisers and are registered as such, including Institute for Wealth Advisors, Inc., SEC #801-69925; Institute for Wealth Management LLC, SEC #801-67624; and, Institute for Wealth Consultants, Inc., SEC #801-110699. The Offering Circular has been revised to include additional disclosure and risk factors related to the regulatory requirements and risks associated with our subsidiaries’ status as investment advisers.

Part I

Item 1. Issuer Information

Outstanding Securities

3.	We note you intend to use a portion of the proceeds from this offering to exchange or repay your Senior Secured Notes. These notes appear to be debt securities. Please revise to identify them as outstanding debt securities in Part I and elsewhere as appropriate. Alternately, provide us with your legal analysis for excluding the notes.

Response:

IWH’s Part I has been revised to reflect the outstanding Senior Secured Notes. The Offering Circular has also been revised to describe the outstanding Senior Secured Notes.

Item 4. Summary Information Regarding the Offering and Other Current or Proposed Offerings

4.	You selected “No” in response to whether you intend to offer the securities on a delayed or continuous in Part I but state in the offering circular that the offering will continue

Mr. Dietrich A. King

December 21, 2017

until the earlier of 12 months from the date of qualification or the date when all offered securities have been sold. Because this date could extend beyond 30 days, please change your selection to “Yes” in Part I.

Response:

Part I of the Form 1-A has been revised to select “Yes” for the offering on a delayed or continuous basis.

Part II

Summary

The Offering, Opportunities, page 4

5.	Please revise your description of the use of proceeds from the offering here and, as appropriate, elsewhere where use of proceeds is discussed to include the payment of accumulated dividends to holders of Series B and Series D convertible preferred stock as disclosed under Risk Factors on page 8 of your offering circular.

Response:

The Offering Circular has been revised to reflect the payment of dividends to holders of Series D Convertible Preferred Stock and Series B Convertible Preferred Stock, and the reservation of proceeds to make such payments.

Risk Factors, page 7

6.	Please revise to include a risk factor, or factors, related to your reliance on AUM for revenues.

Response:

The Offering Circular has been revised to include a risk factor disclosing the risk of IWH’s reliance on AUM for revenue.

Dividend Policy, page 11

7.	We note all accrued but unpaid dividends must be paid to holders of Series B Convertible Preferred Stock prior to prior to distribution of dividends to holders of the Series D stock.

Please revise to disclose the amount of accumulated but unpaid dividends on the Series B preferred stock.

Response:

Mr. Dietrich A. King

December 21, 2017

The Offering Circular has been revised to disclose the amount of accumulated dividends on Series B Convertible Preferred Stock as of December 31, 2017.

Plan of Distribution, page 14

8.	We note you intend to use Lanier Securities, LLC, as placement agent for this offering. We also note your founder and CEO, Mr. Dewey M. Moore, is a registered broker with Lanier and is described on Lanier’s website as “an advisor and member of our team.” Please revise with respect to Mr. Moore’s relationship to Lanier:

•	to identify whether Lanier’s participation in this offering as the lead placement agent complies with FINRA’s conflict of interest rules; and

•	to provide the disclosure required by Rule 404(d) of Regulation S-K here and in the “Interested Transactions” section on page 48.

Please also provide the statement required by General Instruction IV(a) to Form 1-A regarding FINRA’s clearance of your compensation arrangement with Lanier.

Response:

Lanier’s participation, as placement agent, complies with FINRA’s conflict of interest rules. The engagement of Lanier as placement agent does not qualify as an interested transaction. Mr. Moore is not an owner of Lanier, he has never received, and does not anticipate ever receiving, compensation from Lanier. Mr. Moore has no intention of selling securities for Lanier’s account. As such Mr. Moore will not receive in excess of the lesser of $120,000 or one-percent of IWH’s assets.

Lanier has filed a Form 5110 with FINRA, and it is currently under review by FINRA.

Use of Proceeds, page 15

9.	We note the brokerage commissions identified in the Use of Proceeds table are listed as $2,175,000, which is greater than the total 8% commission identified in the Plan of Distribution and the $2,000,000 identified in Part I. Please reconcile these amounts.

Response:

The Use of Proceeds has been revised to reflect the brokerage commissions of $1,400,000, and all other references have been correspondingly updated.

10.	We note that $875,000 of the $2,000,000 outstanding balance of your senior secured notes is payable to related parties. Please revise to identify this interest where the use of funds to repay or exchange debt securities is discussed.

Mr. Dietrich A. King

December 21, 2017

Response:

The Offering Circular has been revised to reflect that $150,000 of Senior Secured Notes are held by related parties.

Description of Business, page 17

11.	We note you have included projections for significant growth in assets under management and revenues through 2022 beginning on page 26 of the offering circular. Please provide your basis for these projections.

Response:

The Offering Circular has been updated to provide the basis for the projected growth in AUM and the corresponding growth in revenue.

Compensation of Directors and Executive Officers, page 45

12.	Please revise to provide tabular compensation disclosure for the last two fiscal years and report the information as numerical values. Refer to Item 402 of Regulation S-K and Instruction 2 to Rule 402(n) thereto for guidance.

Response:

Pursuant to a conversation with David Gessert and the Instructions for executive compensation, the Offering Circular has been amended to provide additional specificity for non-salary compensation for 2017.

Part F/S

Independent Auditors’ Report, page 53

13.	Please address the following and revise or advise as necessary:

•	Tell us how the Report on Supplemental Information Audited complies with Rule 2 and Rule 8-04(a)(3) of Regulation S-X.

•	The report refers to an audit of the financial position as of December 31, 2016, which is not consistent with the financial statements provided in the supplemental information. In addition, we see no reference to the statements of operations.

Response:

The auditors’ report has been updated to provide no opinion on the Supplemental Information for Institute for Wealth Management Holdings, Inc. as of September

Mr. Dietrich A. King

December 21, 2017

30, 2016 and 2015, respectively. Two comparative, unaudited periods have been provided for the acquired company for both balance sheet and statement of operations.

Consolidated Balance Sheets as of December 31, 2016 and 2015, page 55

14.	Please revise to disaggregate your goodwill from intangibles on the face of your balance sheet (refer to ASC 350-20-45-1) to clearly delineate the balance of goodwill (non-amortizable) from other intangible assets. Also, revise Note 3 on page 61 to separately discuss the goodwill and other intangible balances and ensure you include the disclosures required by ASC 350-20-50 and ASC 350-30-50.

Response:

The footnotes and financial statements for Institute for Wealth Holdings, Inc. have been updated to reflect the correct reference to goodwill. Refer to Note 3 in Auditors’ Report.

Institute for Wealth Management Holdings, Inc. (“IWMH”) Balance Sheets and Statements of Operations, page 67

15.	We note the financial statements starting on page 68. Tell us how your presentation, including the periods provided, is consistent with the guidance in Rule 8-04 of Regulation S-X.

Response:

The auditors’ report has been updated to provide no opinion on the Supplemental Information for Institute for Wealth Management Holdings, Inc. as of September 30, 2016 and 2015, respectively. Two comparative, unaudited periods have been provided for the acquired company for both balance sheet and statement of operations.

Supplemental Information for IWMH Balance Sheets and Statements of Operations and Institute for Wealth Holdings, Inc. (“IWH”) Balance Sheets and Statements of Operations (Pro Forma) For Years Ended December 31, 2016 and 2015, page 70

16.	We note your pro forma financial statements starting on page 70. Tell us how your presentation, including the periods provided, is consistent with the guidance in Rule 8-05 of Regulation S-X.

Response:

The Pro Forma presentation has been modified to show parent company, subsidiary company, adjustments, and consolidated/combined totals for both December 2016

Mr. Dietrich A. King

December 21, 2017

and 2015 for balance sheet and statements of operations. A footnote describing the adjustments made has also been added under each statement, as appropriate.

IWH Unaudited Interim Financial Statements for the period ended September 30, 2017, page 72

17.	We note the interim financial statements starting on page 72. Please revise to include the corresponding interim period ended September 30, 2016 and related footnotes. Refer to Rule 8-02 of Regulation S-X.

Response:

Interim financial statements for balance sheet and statements of operations as of September 30, 2016 have been added to the Offering Circular.

Very truly yours,

/s/ Christopher Williams
Christopher D. Williams

CDW/rlw

enclosure